For more information, please contact:
William D. Snider
Chief Financial Officer
(720) 932-6598
bills@matrixbancorp.com

FOR IMMEDIATE RELEASE
AUGUST 11, 2006

MATRIX BANCORP, INC. REPORTS 2006 SECOND QUARTER EARNINGS

•	Net income for the second quarter 2006 was $310 thousand, or $0.04 per diluted share
•	Net income for the year to date was $5.8 million, or $0.71 per diluted share
•	Net interest margin expanded 16 basis points on a year over year basis
•	Commercial loans grew 14.9% in the second quarter, 33.9% year to date

Denver- August 11, 2006 — Matrix Bancorp, Inc. (NASDAQ: MTXC) (the “Company”), a Denver-based holding company whose principal subsidiary, Matrix Capital Bank, is a community bank focused on expansion across Colorado’s Front Range market, announced today results for the quarter and six month period ended June 30, 2006.

For the second quarter 2006, the Company reported net income of $310 thousand, or $0.04 per basic and diluted share, compared to $1.7 million, or $0.26 per basic and diluted share for the second quarter 2005 and $5.5 million or $0.64 per basic and diluted share for the first quarter 2006. The results for the second quarter 2006 were negatively impacted by the previously announced sale of ABS School Services, LLC, which closed on May 5, 2006. Pursuant to terms of the sale, the Company retained certain recourse obligations on the ABS School Services assets sold, and on which an after-tax charge of approximately $590 thousand, or $0.08 per diluted share, is included in net income to establish a liability for those retained obligations. On a year to year basis, the Company’s quarterly results reflect the loss of revenue from discontinued operations and other reductions in non-core subsidiary contribution, even while the Company bore the costs, primarily in salaries and benefits, of the ongoing transition at Matrix Capital Bank to a community banking strategy.

Net income for the six months ended June 30, 2006 totaled $5.8 million, or $0.72 per basic share and $0.71 per diluted share, compared to $4.6 million, or $0.70 per basic share and $0.69 per diluted share for the six months ended June 30, 2005. Net income for the six months ended June 30, 2006 was positively impacted by the sale of certain assets and operations of non-core subsidiaries during the first quarter 2006 on which the after-tax gain on sale of certain of the subsidiaries of approximately $2.4 million is included in income from discontinued operations. The discontinued operations for the quarter and six months ended June 30, 2006 present operations from those non-core subsidiaries.

The Company’s assets totaled $2.16 billion on June 30, 2006, compared to $2.08 billion at December 31, 2005. During the first and second quarters 2006, the Company’s community bank loan portfolio (consisting of SBA loans, commercial, construction, land and commercial real estate) increased $60.8 million, or 33.9%, to $240.2 million at June 30, 2006, compared to $179.4 million at December 31, 2005. This increase represents the net new loan production from Matrix Bank’s community banking professionals. In addition, the Bank continued to redeploy repayments from its single family portfolio into investment securities, which increased $260 million from December 31, 2005 to $800.2 million at June 30, 2006. During the first half of 2006 residential loans in the Company’s held for sale and held for investment portfolios declined $180.7 million, principally from repayments. Deposits, including custodial escrow balances, increased $199.3 million from December 31, 2005, to $1.37 billion at June 30, 2006. Of this increase, $27.4 million in deposits was a direct result of our marketing efforts to attract new community bank deposits, $144.2 million represents new institutional deposits and $13.4 million was from utilization of brokered deposits. Due to the growth in deposits used to fund the growth of the balance sheet, the Company’s borrowings from FHLBank decreased by $28.0 million to $587.0 million at June 30, 2006.

During the first quarter 2006, the Company completed the repurchase of shares under a previously announced tender offer, which closed on January 23, 2006. The Company repurchased 4,184,277 common shares for approximately $79.5 million. This repurchase was charged against additional paid-in capital, which resulted in the overall decrease in shareholders’ equity to $107.2 million at June 30, 2006 compared to $180.7 million at December 31, 2005.

Scot T. Wetzel, President and CEO, commented, “I am very pleased with the progress we are making towards building a community-banking branch network across key Colorado geographic markets. Our five regional presidents and their teams are working diligently to re-brand the former institutional bank into a leading community bank in our targeted areas. During the quarter, we closed on the purchase of a building for our Boulder branch, located at the intersection of 28th and Arapahoe in Boulder, which has over 80 thousand vehicles pass in daily traffic. We expect construction of our Cherry Creek branch to be completed by the end of the year, and have opened a loan production office in Ft. Collins. We are also pleased to have announced on August 10, 2006, additions to both the Company’s and Matrix Bank’s Board of Directors. The Company appointed Jeffrey R. Leeds and William D. Snider to serve terms to be ratified at the annual shareholders’ meeting in 2007. Mr. Snider was also appointed Vice-Chairman of the Board, and serves as the Company’s Chief Financial Officer. Matrix Bank appointed Dennis R. Santistevan and Gary G. Petak to the Matrix Bank Board of Directors. Mr. Santistevan serves as Chief Financial Officer of Matrix Bank and Mr. Petak serves as Chief Credit Officer of Matrix Bank. These appointments strengthen our Boards and will be instrumental in further implementing our community banking platform.”

Michael J. McCloskey, Chief Operating Officer, added, “During the quarter, we closed the sale of ABS School Services, which substantially completed our divestiture of non-core subsidiaries. We continue to focus on the shareholder value strategies that were identified and communicated in the fall 2005. In the early portion of the third quarter 2006, we monetized additional New Market Tax Credits, realizing fees of $1.65 million, or approximately $1.0 million after tax, and as we had discussed as part of our overall strategy, we will continue to monitor the performance of our former subsidiary, Matrix Asset Management Corporation, and continue to consider the timing of the exercise our put option as we progress into the last part of 2006. The timing and monitoring of the former subsidiary’s performance is important because if its business continues to improve, we could realize significant additional monetary value for shareholders beyond the predetermined $2.5 million, pre-tax minimum value when we finally execute our put option to sell our remaining interest. We are also continuing to evaluate options regarding the sale of our owned office tower in downtown Denver. We believe that our progress towards accomplishing completion of our identified short-term strategic directives gives us significant momentum entering the second half of 2006.”

Financial Highlights

Net Interest Income. Net interest income before provision for credit losses totaled $13.5 million for the quarter ended June 30, 2006, compared to $10.9 million for the quarter ended June 30, 2005 and $13.5 million for the quarter ended March 31, 2006. Our net interest margin was 2.64% for the second quarter 2006, 2.45% for the second quarter 2005 and was 2.69% for the first quarter 2006. This modest five basis point decline in net interest margin between the first and second quarter 2006 was due to three primary factors: (1) the continuing origination of the community banking loans which have higher yields and which positively impacted our margins offset by; (2) the increases in short term interest rates upon which the majority of our liabilities are priced and thus increased interest expense; and (3) the impact of the single-family residential held for sale portfolio on which our yield did not increase commensurate with the increase in our cost of funds due to higher than anticipated repayments in the portfolio. Our single-family loans yielded 4.71% in the second quarter 2006, an 18 basis point increase from the first quarter, while our cost of interest-bearing liabilities increased 33 basis points.

At Matrix Bank, our net interest margin was 2.87% for the second quarter 2006, 2.76% for the second quarter 2005 and 2.94% for the first quarter 2006. The increase between 2006 and 2005 reflects the impact of the additional community banking commercial loans that have been originated between the periods, which have more than offset the increase in our cost of interest bearing liabilities. The decline between the first quarter and second quarter 2006 is consistent with the factors discussed above. During the second quarter 2006, interest income on interest yielding loans at Matrix Bank was positively impacted by 13 basis points due to the community bank loans that have been originated to date. Also impacting our net interest margin is our approach to the acquisition of investment securities. During the second quarter 2006, we acquired investment securities that we believe have lower interest rate risk and have lower comparative coupons to securities purchased previously. We are also classifying a portion of these securities as available for sale in order to provide liquidity for our community bank loan funding needs.

Net interest income totaled $26.9 million for the six months ended June 30, 2006, compared to $21.8 million for the six months ended June 30, 2005. The increase is attributable to the continued trend of an overall increase in the Company’s average balance of interest-earning assets to $2.04 billion and $2.02 billion for the quarter and six months ended June 30, 2006, respectively, compared to $1.78 billion and $1.74 billion for the quarter and six months ended June 30, 2005, respectively. The yield on those interest-earning assets also increased to 5.57% and 5.45% for the second quarter and first six months of 2006, respectively, compared to 4.75% and 4.70% for the corresponding periods of 2005, respectively. There was also a continued increase in the average balance of the Company’s interest-bearing liabilities to $1.82 billion and $1.80 billion for the quarter and six months ended June 30, 2006, respectively, compared to $1.58 billion and $1.54 billion for the quarter and six months ended June 30, 2005, respectively. The cost of the interest-bearing liabilities also increased to 3.29% and 3.12% for the second quarter and first six months of 2006, respectively, compared to 2.58% and 2.49% for the comparable periods of 2005, respectively. The increase in yield on the interest-earning assets and in the rate on interest-bearing liabilities was in response to the increase in the overall interest rate environment over the periods and in the change in mix of assets and liabilities that comprise the balances.

Provision for Credit Losses. The provision for credit losses was $1.1 million for the quarter ended June 30, 2006 and $2.0 million for the six months ended June 30, 2006, compared to $300 thousand for the quarter ended June 30, 2005 and $1.1 million for the six months ended June 30, 2005. The increase in the provision in the first half of 2006 is attributable to the Company’s reevaluation of loan loss reserve levels associated with our commercial loan portfolio, increases in balances in the commercial loan portfolio due to new loan production and additional provisions related to specific loans that have demonstrated weakening conditions. During the first quarter 2006, Matrix Bank’s credit risk management team revised the estimated loss factors that are applied to certain of our commercial loans to reflect credit and risk management’s experience with inherent losses in these types of loans, and the impact of that revision is reflected in the year to date 2006 provision.

Noninterest Income. Noninterest income was $5.4 million for the quarter ended June 30, 2006, compared to $7.0 million for the quarter ended June 30, 2005 and $9.3 million for the first quarter 2006. The decrease in the second quarter 2006 from the second quarter 2005 was due to decreases in the size of our mortgage servicing portfolio compared to prior year balances and lower brokerage revenues due to the sale of non-core subsidiaries discussed above. The decrease compared to the first quarter 2006 was due to legal settlements included in the first quarter, one at Matrix Financial and another at Matrix Bank related to loan losses previously recorded.

For the first six months of 2006 noninterest income was $14.7 million, compared to $15.6 million for the first six months of 2005. The decline was the result of lower loan administration income from our depleting mortgage servicing portfolio, lower levels of brokerage revenues, lower gains on sale, which are dependent on market conditions, and lower trust revenue due to the sale of the trust operations of Matrix Bank in April 2005.

Noninterest Expense. Noninterest expense was $17.6 million for the quarter ended June 30, 2006, compared to $15.2 million for the quarter ended June 30, 2005, and $16.2 million for the quarter ended March 31, 2006. The increases were a result of the combination of the following. The Company had an increase in subaccounting fees at Matrix Bank of $1.9 million between 2006 and 2005 and $500 thousand between the second and first quarter 2006, due to increase in the levels of institutional deposits held on which subaccounting services are incurred and the level of subaccounting fees, which generally move with changes in the Federal Open Market Committee target rate for overnight deposits. The Company experienced increases in compensation and benefits expense of $680 thousand between 2006 and 2005 as a result of the hiring of employees at Matrix Bank, primarily during the first quarter 2006, to implement the community banking strategy. Compensation declined between the first and second quarter 2006 due to lower commissions at First Matrix, lower self-insured medical expenses and lower payroll taxes. Included in compensation expense was $130 thousand and $230 thousand for the quarter and year to date periods of 2006, respectively, for stock options granted during the periods. Also, the Company recorded a $950 thousand recourse reserve during the second quarter 2006 related to the sale of ABS School Services, LLC, included in other expense.

Capital. Matrix Bank remains a well capitalized institution. Matrix Bank’s tier 1 risk-based, total risk-based and leverage capital ratios are approximately 6.36%, 15.01% and 14.37%, respectively, as of June 30, 2006, all of which are well in excess of regulatory requirements. These ratios reflect the low risk levels associated with the securities and single-family loan portfolio, and the prudent leverage of Matrix Bank’s balance sheet.

Conference Call

The Company’s management will host a conference call to review the results of operations for the second quarter and six month period ended June 30, 2006 and other topics that may be raised during the discussion on Friday, August 11, 2006 at 9:00 a.m. Mountain Time. To access the call, participants should dial 800-240-7305 at least ten minutes prior to the start of the call. International callers should dial 303-262-2211. To hear a live web simulcast or to listen to the archived web cast following the completion of the call, please visit the Company’s web site at www.matrixbancorp.com, click on the investor relations tab and then select conference calls to access the link to the call.

Denver-based Matrix Bancorp, Inc. is focused on developing its community-based banking network through its subsidiary, Matrix Capital Bank, by strategically positioning branches across Colorado’s Front Range market. The area spans the Eastern slope of the Rocky Mountains - from Pueblo to Fort Collins, and includes the metropolitan Denver marketplace. Matrix Bank plans to grow its network to an estimated five to seven community bank branches over the next three to five years. The Company’s shareholders have approved “United Western” as our new brand name and the Company anticipates a formal change in legal and trade names to be completed during the third quarter 2006. For more information, please visit our web site at www.matrixbancorp.com.

Forward-Looking Statements

Certain statements contained in this earnings release that are not historical facts, including, but not limited to, statements that can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “anticipate,” “predict,” “believe,” “plan,” “estimate” or “continue” or the negative thereof or other variations thereon or comparable terminology, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and involve a number of risks and uncertainties. The actual results of the future events described in such forward-looking statements in this earnings release could differ materially are: the timing of regulatory approvals or consents for new branches or other contemplated actions; the availability of suitable and desirable locations for additional branches; and the continuing strength of our existing business, which may be affected by various factors, including but not limited to interest rate fluctuations, level of delinquencies, defaults and prepayments, general economic conditions, competition; the delay in or failure to receive any required shareholder approvals of the contemplated actions; and the risks and uncertainties discussed elsewhere in the annual report for the year ended December 31, 2005 filed with the Securities and Exchange Commission on March 15, 2006; and the uncertainties set forth from time to time in the Company’s periodic reports, filings and other public statements.

FINANCIAL TABLES ATTACHED

MATRIX BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except share information)

	June 30,	December 31,
	2006	2005
	(Unaudited)
ASSETS
Cash and cash equivalents	$10,498	$15,877
Interest-earning deposits and federal funds sold	18,794	18,355
Investment securities - available for sale	35,697	14,462
Investment securities - held to maturity	669,777	421,010
Investment securities - trading	94,691	104,722
Loans held for sale, net	699,115	927,442
Loans held for investment, net	470,540	425,943
FHLBank stock, at cost	41,529	34,002
Mortgage servicing rights, net	18,107	20,708
Accrued interest receivable	10,889	9,752
Other receivables	21,811	19,387
Premises and equipment, net	18,635	17,154
Bank owned life insurance	22,892	22,454
Other assets, net	15,995	19,898
Income taxes receivable and deferred income tax asset	3,334	3,696
Foreclosed real estate, net	3,816	4,526
Total assets	$2,156,120	$2,079,388

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Deposits	$1,309,053	$1,124,044
Custodial escrow balances	63,651	49,385
FHLBank borrowings	586,980	615,028
Borrowed money	10,000	29,581
Junior subordinated debentures owed to unconsolidated subsidiary trusts	61,372	61,372
Deferred income tax liability	2,451	-
Other liabilities	15,423	19,250
Total liabilities	2,048,930	1,898,660
Shareholders’ equity:
Common stock, $0.0001 par value	1	1
Additional paid-in capital	29,121	108,395
Retained earnings	78,138	72,314
Accumulated other comprehensive (loss) income	(70)	18
Total shareholders’ equity	107,190	180,728
Total liabilities and shareholders’ equity	$2,156,120	$2,079,388

MATRIX BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except share information)
(Unaudited)

	Quarter Ended			Six Months Ended
	June 30,	June 30,	March 31,	June 30,	June 30,
	2006	2005	2006	2006	2005
Interest and dividend income:
Single-family loans	$8,707	$11,021	$9,586	$18,293	$21,383
Other loans	9,387	5,548	7,978	17,365	10,740
Investment securities	9,501	4,092	8,329	17,830	8,097
Interest-earning deposits	825	405	759	1,584	756
Total interest and dividend income	28,420	21,066	26,652	55,072	40,976

Interest expense:
Deposits	5,867	3,940	4,201	10,068	7,208
FHLBank advances	7,468	4,638	7,428	14,897	8,780
Borrowed money and junior subordinated debentures	1,636	1,620	1,554	3,190	3,172
Total interest expense	14,971	10,198	13,183	28,155	19,160

Net interest income before provision for credit losses	13,449	10,868	13,469	26,917	21,816
Provision for credit losses	1,071	302	957	2,028	1,060
Net interest income after provision for credit losses	12,378	10,566	12,512	24,889	20,756

Noninterest income:
Loan administration	1,967	2,499	2,273	4,239	5,534
Brokerage	9	305	553	563	1,000
Trust services	1,654	1,785	1,704	3,358	4,300
Real estate disposition services	-	423	168	168	844
Gain on sale of loans and securities	140	537	251	391	1,268
Gain on sale of assets	-	302	100	100	302
Litigation settlements	300	-	2,250	2,550	-
Other	1,303	1,127	1,978	3,282	2,401
Total noninterest income	5,373	6,978	9,277	14,651	15,649

Noninterest expense:
Compensation and employee benefits	5,210	4,527	5,679	10,889	9,655
Amortization of mortgage servicing rights	1,549	2,352	1,517	3,066	4,126
Impairment on (recovery of impairment) mortgage servicing rights	-	230	(276)	(276)	55
Occupancy and equipment	1,161	999	960	2,121	1,982
Postage and communication	263	304	287	550	664
Professional fees	592	553	525	1,135	1,175
Mortgage servicing rights subservicing fees	639	771	681	1,320	1,596
Data processing	217	208	222	439	512
Subaccounting fees	5,130	3,199	4,638	9,768	5,851
Other general and administrative	2,888	2,104	1,962	4,833	4,635
Total noninterest expense	17,649	15,247	16,195	33,845	30,251

Income from continuing operations before income taxes	102	2,297	5,594	5,695	6,154
Income tax (benefit) provision	(102)	703	1,715	1,614	2,045
Income from continuing operations	204	1,594	3,879	4,081	4,109

Discontinued operations:
Income from discontinued operations, net of income tax provision (benefit)	103	116	1,638	1,743	521

Net income	$307	$1,710	$5,517	$5,824	$4,630
Continued

MATRIX BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME - continued
(Dollars in thousands, except share information)
(Unaudited)

	Quarter Ended			Six Months Ended
	June 30,	June 30,	March 31,	June 30,	June 30,
	2006	2005	2006	2006	2005

Income from continuing operations per share - basic	$0.03	$0.24	$0.45	$0.51	$0.62
Income from continuing operations per share - assuming dilution	0.03	0.24	0.45	0.50	0.61

Income from discontinued operations per share - basic and assuming dilution	0.01	0.02	0.19	0.21	0.08

Net income per share - basic	$0.04	$0.26	$0.64	$0.72	$0.70

Net income per share - assuming dilution	$0.04	$0.26	$0.64	$0.71	$0.69

MATRIX BANCORP, INC. AND SUBSIDIARIES
OPERATING RATIOS AND OTHER SELECTED DATA
(Dollars in thousands, except share information)
(Unaudited)

	Quarter Ended			Six Months Ended
	June 30,	June 30,	March 31,	June 30,	June 30,
	2006	2005	2006	2006	2005
Weighted average shares - basic	7,556,573	6,620,850	8,579,396	8,065,159	6,620,850
Weighted average shares - assuming
dilution	7,639,560	6,698,498	8,632,135	8,132,599	6,698,199
Number of shares outstanding at
end of period	7,556,573	6,620,850	7,556,573	7,556,573	6,620,850

Average Balances
Single-family loans receivable	$739,475	$1,090,806	$846,313	$785,696	$1,048,858
Other loans receivable	301,310	257,205	265,446	397,131	247,659
Originated SBA loans and securities	304,046	169,695	319,649	311,804	199,077
Other mortgage backed securities	633,063	220,008	510,309	465,620	208,795
Interest-earning assets	2,039,458	1,775,521	2,001,185	2,020,773	1,741,807
Total assets	2,162,275	1,952,914	2,150,211	2,156,623	1,926,155
Interest-bearing deposits	20,606	4,248	21,472	21,037	3,895
FHLBank and other borrowings	701,227	623,172	770,276	735,560	621,317
Interest-bearing liabilities	1,822,888	1,578,674	1,782,324	1,802,717	1,542,013
Shareholders' equity	106,768	95,638	116,623	111,696	94,501

Operating Ratios & Other Selected
Return on average equity	0.76%	6.67%	13.30%	7.31%	8.70%
Net interest margin (2)	2.64	2.45	2.69	2.66	2.50
Net interest margin - Matrix Bank (2)	2.87	2.76	2.94	2.90	2.85
Operating efficiency ratios (3)	85.54	70.97	65.74	74.71	69.58
Balance of servicing portfolio	$1,484,035	$2,005,054	$1,600,754	$1,484,035	$2,005,054
Average prepayment rate on owned
servicing portfolio	20.93%	24.10%	18.90%	19.95%	21.97%
Book value per share (end of period)	$14.19	$14.68	$14.16	$14.19	$14.68

Loan Performance Ratios(1)
Annualized net charge offs/average
loans	0.30%	0.07%	0.03%	0.16%	0.12%
Allowance for loan and loan
losses/total loans	0.78%	0.80%	0.83%	0.78%	0.80%
______________________________________
(1)	Calculations are based on average daily balances where available and monthly averages otherwise, as applicable.
(2)	Net interest margin has been calculated by dividing net interest income before credit losses by average interest earning assets.
(3)
The operating efficiency ratios have been calculated by dividing noninterest expense, excluding amortization of mortgage servicing rights, by operating income. Operating income is equal to net interest income before provision for credit losses plus noninterest income.